Exhibit 99.1

Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)

NEWPORT CORPORATION REPORTS
THIRD QUARTER 2010 RESULTS

-- 41.7% Year-Over-Year Increase in Sales --
-- 39.9% Year-Over-Year Increase in Orders --
-- Earnings of $0.34 per Diluted Share --

     Irvine, California – October 27, 2010 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its third quarter and nine months ended October 2, 2010. The company noted the following highlights regarding its third quarter results:
  Recorded $125.2 million in net sales, a 41.7% increase over the third quarter of 2009;

  Received $129.5 million in new orders, a 39.9% increase over the third quarter of 2009;

  Achieved net income of $12.6 million, or $0.34 per diluted share; and

  Increased its total cash, cash equivalents and marketable securities position by $12.7 million, to $165.1 million.
     Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “We are pleased with our financial performance in the third quarter and first nine months of 2010, which reflects continued strength in all of our target markets and solid execution by the Newport team. Our orders in the first nine months of 2010 were $379.7 million and our book-to-bill ratio for that period was 1.09, increasing our backlog scheduled to ship in the next 12 months to $132.0 million from $95.0 million a year ago.”

Sales and Orders

     Sales in the third quarter of 2010 were $125.2 million, the highest quarterly revenue level in the company’s history, and represented an increase of 41.7% compared with the $88.3 million recorded in the third quarter of 2009. Sales for the first nine months of 2010 were $346.9 million, a 30.7% increase over the $265.4 million recorded in the first nine months of 2009.

     New orders received in the third quarter of 2010 were $129.5 million, an increase of 39.9% compared with the $92.6 million received in the third quarter of 2009, and the second-highest level in the company’s history. New orders received in the first nine months of 2010 were $379.7 million, representing an increase of approximately 50% compared with the $253.4 million in orders received during the comparable period of 2009.

     The company’s sales and orders by end market were as follows:

					Percentage Change vs.
(In thousands, except percentages, unaudited)	Three Months Ended		Nine Months Ended		Prior Period
					Third	Nine
	October 2,	October 3,	October 2,	October 3,	Quarter	Months
	2010	20091	2010	20091	2010	2010
Sales by End Market
Scientific research, aerospace and defense/security	$38,270	$34,329	$118,009	$103,714	11.5%	13.8%
Microelectronics	44,161	19,796	109,301	59,911	123.1%	82.4%
Life and health sciences	24,116	21,294	68,266	62,447	13.3%	9.3%
Industrial manufacturing and other	18,640	12,898	51,361	35,004	44.5%	46.7%
Tucson diode laser products (all markets)2	-	-	-	4,318	0.0%	-100.0%
Total	$125,187	$88,317	$346,937	$265,394	41.7%	30.7%

Orders by End Market
Scientific research, aerospace and defense/security	$37,715	$38,345	$112,969	$103,405	-1.6%	9.2%
Microelectronics	43,703	22,717	134,783	50,435	92.4%	167.2%
Life and health sciences	27,511	17,878	77,600	58,294	53.9%	33.1%
Industrial manufacturing and other	20,556	13,643	54,335	37,041	50.7%	46.7%
Tucson diode laser products (all markets)2	-	-	-	4,194	0.0%	-100.0%
Total	$129,485	$92,583	$379,687	$253,369	39.9%	49.9%

Notes:

1	Certain prior period amounts have been reclassified to conform to the current period presentation.
2	Sales and orders in the first nine months of 2009 relating to the company’s Tucson diode laser operations, which it divested in July 2009, are shown separately to provide better comparability to the current year period.

     The company noted the following trends in its sales and orders results:
  Sales increased in the third quarter of 2010 compared with the third quarter of 2009 across all of Newport’s end markets. Orders increased in the third quarter of 2010 over the third quarter of 2009 in each of the company’s end markets, with the exception of a slight decline in the Scientific Research market. This growth in sales and orders was led by significantly higher orders from and sales to semiconductor equipment customers, which are included in the company’s Microelectronics end market. The company also experienced continued strength in its Life and Health Sciences, Industrial Manufacturing and Scientific Research end markets.

  Sequentially, sales increased 9.2% in the third quarter of 2010 compared with the second quarter of 2010, driven by increases in the company’s Microelectronics, Industrial Manufacturing and Life and Health Sciences end markets.

  Sequentially, orders in the third quarter of 2010 were 3.1% higher than the second quarter of 2010, with increases recorded in all of the company’s end markets.
Net Income

     Newport reported net income in the third quarter of 2010 of $12.6 million, or $0.34 per diluted share, compared with a net loss of $3.5 million, or $0.10 per share, in the third quarter of 2009. The company’s net income in the first nine months of 2010 was $25.9 million, or $0.69 per diluted share, compared with a net loss of $17.5 million, or $0.48 per share, in the first nine months of 2009. The company’s results for the third quarter and first nine months of 2010 were significantly better than the prior year periods, due primarily to the stronger business conditions in the current year and the impact of the company’s cost reduction initiatives. In addition, the results for the 2009 periods included expenses related to cost reduction initiatives and other items that management considers to be outside of its core operating results, which were discussed in detail in the company’s press releases announcing its results for those periods.

Cash Generation

     Newport reported that the company’s cash, cash equivalents and marketable securities totaled $165.1 million at the end of the third quarter of 2010, reflecting an increase of $12.7 million during the period.

Hilger Crystals Divestiture

     On July 19, 2010, Newport completed the sale of the outstanding shares of its non-strategic Hilger Crystals subsidiary for $4.0 million in cash plus the potential to receive up to $0.75 million of additional cash if the Hilger Crystals business achieves specified sales targets over the 18 month period following the closing date. Newport recorded a charge in the second quarter of 2010 of $0.8 million relating to a pension curtailment expense associated with this business and transaction costs relating to the sale. In the third quarter of 2010, the company recorded a gain on the sale of $1.7 million that was offset in large part by charges totaling $1.4 million relating to additional transaction costs and the disposition of Hilger’s pension plan. Hilger Crystals’ revenues were $2.0 million in the full year 2009 and $1.6 million for the current year through the closing date.

Financial Outlook

     Commenting on the company’s financial outlook, Mr. Phillippy stated, “Due to our large backlog and continuing orders momentum, we now expect our sales for the full year of 2010 to increase nearly 30% compared with the 2009 level, to approximately $475 million, which will represent an all-time record for Newport. Based on this revenue level, we expect our earnings per diluted share for the full year 2010 to exceed $1.00. Also, with our strong market presence and effective operational execution, we are confident that we are well positioned to achieve continued revenue and earnings growth in 2011.”

ABOUT NEWPORT CORPORATION

     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

     Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, October 27, 2010, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the third quarter and first nine months of 2010 and its outlook for the fourth quarter and full year 2010. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 866-791-6247 within the U.S. and Canada or 913-312-6691 from abroad. The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call will be available beginning at 8:00 p.m. Eastern time today, October 27, 2010, and will continue through 8:00 p.m. Eastern time on Wednesday, November 3, 2010. The replay can be accessed by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. The replay passcode is 4658857.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the potential for Newport to receive additional consideration for the Hilger sale, its expected full year 2010 sales and earnings per diluted share levels, and its expectation of sales and earnings per share growth in the full year of 2011. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, and particularly the duration and extent of the strong current rebound in the semiconductor industry; Newport's ability to successfully penetrate and increase sales to its targeted end markets, particularly to photovoltaic customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; Newport’s ability to meet increasing demand with its current cost structure; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport's Annual Report on Form 10-K for the year ended January 2, 2010. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
(In thousands, except per share amounts)	2010	2009	2010	2009
Net sales	$125,187	$88,317	$346,937	$265,394
Cost of sales	71,452	53,097	200,471	163,764
Gross profit	53,735	35,220	146,466	101,630

Selling, general and administrative expenses	28,387	27,942	82,793	82,140
Research and development expense	9,894	9,339	28,755	27,704
(Gain) loss on sale of assets and related costs	(357)	285	454	4,355
Operating income (loss)	15,811	(2,346)	34,464	(12,569)

Recovery of note receivable and other amounts related to
previously discontinued operations, net	-	200	-	192
Interest and other expense, net	(2,968)	(2,024)	(6,810)	(6,339)
Income (loss) before income taxes	12,843	(4,170)	27,654	(18,716)

Income tax provision (benefit)	239	(652)	1,717	(1,237)
Net income (loss)	$12,604	$(3,518)	$25,937	$(17,479)

Net income (loss) per share:
Basic	$0.34	$(0.10)	$0.71	$(0.48)
Diluted	$0.34	$(0.10)	$0.69	$(0.48)

Shares used in the computation of net income (loss) per share:
Basic	36,722	36,214	36,594	36,150
Diluted	37,579	36,214	37,529	36,150

Other operating data:
New orders received during the period	$129,485	$92,583	$379,687	$253,369
Backlog at the end of period scheduled to ship within 12 months			$131,955	$95,003

Newport Corporation
Consolidated Balance Sheets
(Unaudited)

	October 2,	January 2,
(In thousands)	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$91,849	$87,727
Marketable securities	73,241	54,196
Accounts receivable, net	84,112	72,553
Notes receivable, net	3,181	2,264
Inventories, net	87,191	89,908
Deferred income taxes	5,049	4,835
Prepaid expenses and other current assets	11,016	13,963
Total current assets	355,639	325,446

Property and equipment, net	47,064	52,901
Goodwill	69,932	69,932
Deferred income taxes	3,211	4,437
Intangible assets, net	25,745	28,166
Investments and other assets	21,233	12,525
	$522,824	$493,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$13,081	$11,056
Accounts payable	26,758	24,312
Accrued payroll and related expenses	25,307	22,231
Accrued expenses and other current liabilities	27,910	31,337
Total current liabilities	93,056	88,936

Long-term debt	121,016	121,231
Obligations under capital leases, less current portion	1,059	1,231
Accrued pension liabilities	11,311	10,215
Other liabilities	16,545	17,158

Stockholders’ equity	279,837	254,636
	$522,824	$493,407